LANXIDE CORPORATION AND COMMODORE ENVIRONMENTAL SERVICES, INC.
     REVISE STRUCTURE OF PROPOSED TRANSACTION

     NEWARK, DELAWARE. . .  October 2, 1996 -- FOR IMMEDIATE RELEASE -
     - Lanxide Corporation (OTC Bulletin Board: LNXI) and Commodore Environmental Services, Inc. (OTC Bulletin Board: COES) today jointly announced that the two companies have revised the structure of their previously announced proposed transaction. As currently proposed, Lanxide would become a wholly-owned subsidiary of Commodore and each outstanding share of Lanxide capital stock would be converted into Commodore stock at an exchange ratio to be negotiated. The proposed transaction would be subject to a number of conditions, including the consummation of a public offering of at least $100 million of common stock of Commodore. In this regard, Commodore has entered into a retention letter with a nationally recognized investment banking firm, providing for such firm to act as the lead managing underwriter of the proposed offering. In connection with the negotiations, Commodore has agreed to fund the liquidity needs of Lanxide through June 30, 1997, up to certain agreed upon amounts.

     Bentley J. Blum, Chairman of the Board and beneficial owner of 52.6% of Commodore, is also a director and 47.0% stockholder of Lanxide.

     The Boards of Directors of both Lanxide and Commodore have appointed special committees to independently review the proposed transaction and report their recommendations to each respective Board. No assurances can be given that this transaction will be consummated as proposed or at all.

     Lanxide was founded in 1983 to develop and commercialize novel materials processing technology. The Company's initial focus centered on unique approaches to the fabrication of ceramic-reinforced ceramics and metals, and has more recently expanded to include processing of polymeric materials. The Company's patented technology has enabled it to engineer a new class of high-performance materials, LANXIDE(TM) composites, which combine many of the features of ceramics and metals, providing a new class of structural materials. They exhibit combinations of strength, damage tolerance, shape versatility, hardness, stiffness, chemical stability and temperature tolerance previously unavailable in a single class of materials. Products introduced to date include electronic components, optical components, automotive engine and brake components, refractories, armor, industrial pump and cyclone components, components for gas turbine engines, rocket engines and certain other aerospace applications, and sporting goods.

     Commodore Environmental Services, Inc. has been involved in environmental material process technology since 1986. On June 28, 1996, Commodore Environmental Services' formerly wholly-owned subsidiary, Commodore Applied Technologies, Inc. (AMEX: CXI), successfully completed its initial public offering of common stock and redeemable warrants, raising gross proceeds of $35,075,000.

     Commodore Applied Technologies is commercializing its patented solvated electron process, which has been awarded the U.S. EPA's first ever portable, non-thermal, nationwide permit for PCB destruction. This process also destroys chemical warfare agents and concentrates certain radioactive wastes for more effective disposal. Commodore Environmental Services has retained 72% ownership of Commodore Applied Technologies, Inc.

     For more details, please contact R. Michael Rice at Lanxide Corporation, 1300 Marrows Road, P.O. Box 6077, Newark, DE 19714-6077, Tel. (302) 456-6219, Fax (302) 454-1712, and Melissa C.
     Berkowitz at Commodore Environmental Services, Inc., 150 East 58th Street, Suite 3400, New York, NY 10155, Tel. (212) 308-5800,
     Fax (212) 753-0731.